Exhibit 10.5

EIGHTH AMENDMENT TO THE EMPLOYMENT AGREEMENT

The EIGHTH AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made, effective as of September 24, 2020, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement, effective June 1, 2012 (attached hereto) and amended effective March 15, 2015, January 1, 2016, May 18, 2016, April 15, 2017, July 3, 2018, November 23, 2018, July 13, 2019 and April 1, 2020 and it is now the intention of the Executive and the Company to amend the Employment Agreement as set forth below. Accordingly, the Company and the Executive hereby agree as follows:

1.Paragraph 1 of the Employment Agreement is hereby amended by deleting “May 31, 2021” and inserting “May 31, 2022” in place thereof.
2.Paragraph 2 of the Employment Agreement is hereby amended to read as follows:
“Position and Duties. The Executive shall continue to serve as the Chairman of the Board and as an employee of the Company, with the title of Chairman of the Board through the date of the Company’s 2021 annual shareholders meeting and Senior Advisor through May 31, 2021. From June 1, 2021 through May 31, 2022, the Executive shall serve as an employee of the Company, with the title of Strategic Advisor. In his role as Senior Advisor, the Executive will: (i) be heavily involved in succession planning at senior levels in all aspects of merchandising and operations; (ii) advise on formulating and implementing long-term strategy; and (iii) be available for consultation on other matters, as needed. In his role as Strategic Advisor, the Executive shall (a) assist in identifying strategic issues for the Company and developing plans to address such issues; (b) assist in the development and monitoring of organization processes, assist in adjusting such processes where necessary, assist in the review of organizational plans in merchandising and operations, and work with high potential senior executives on their development and succession plans; (c) assist in CEO and COO level succession planning, including evaluation and strategy to develop levels below CEO/COO; (d) interview candidates at EVP level and above; (e) attend Board meetings; (f) advise the CEO, COO and Board of Directors; and (g) continue to be involved in COVID-19 recovery planning. During the term of his employment, the Executive may engage in outside activities provided those activities do not conflict with his duties and responsibilities hereunder, and provided further that the Executive gives written notice to the Board of any significant outside business activity in which he plans to become involved, whether or not such activity is pursued for profit.”

3.Paragraph 3 of the Employment Agreement is hereby amending by deleting the phrase “Executive shall be employed primarily” and inserting the phrase “Executive’s employment shall be based “in place thereof.
4.The first sentence in paragraph 4(a) of the Employment Agreement is hereby deleted and the following sentence is inserted in place thereof:
“During the Executive’s employment, the Company shall pay the Executive (i) a base salary of not less than One Million One Hundred Ninety Thousand Dollars ($1,190,000) per annum through May 31, 2021 and (ii) a salary at the annual rate of One Million Two Hundred Thousand Dollars ($1,200,000) from June 1, 2021 thru May 31, 2022.”

5.    The last sentence of paragraph 4(c) of the Employment Agreement is hereby amended to read as follows:
    “Notwithstanding the foregoing, the Executive’s target incentive annual bonus for the Company’s fiscal year beginning in 2021 (“FY 2021”) shall be 130% of his annualized base salary for such fiscal year (i.e., without proration) as in effect on May 31, 2021 and the Executive will not be entitled to an annual bonus for the fiscal year beginning in 2022. “
6.    Paragraph 4(d) of the Employment Agreement is hereby amended by inserting the phrase “(including business travel arrangements comparable to those made available to the CEO of the Company)” immediately after the word “home.”
7.    Paragraph 4 of the Employment Agreement is hereby amended by adding a new subsection (y) at the end thereof as follows:
    “(y) Retention Bonus II. On or before June 1, 2021 the Board shall approve, or shall have approved, for the Executive, a cash bonus in the amount of Five Million Three Hundred Thousand Dollars ($5,300,000) (the “Retention Bonus II”). The Executive will become vested in such bonus, prorated on a daily basis, from June 1, 2021 through May 31, 2022 based on his continued employment with the Company during such period. The vested portion of the Retention Bonus II shall be: (i) determined by taking into account the application of the 90-day notice requirement under paragraphs 8(b)(v) and (vi); and (ii) paid to the Executive on March 2, 2022. If the Executive is unable to perform his duties under paragraph 2 as a result of his death or becoming disabled on or after March 2, 2022, the Executive or the Executive’s estate, as the case may be, shall not be obligated to repay to the Company the portion of the Retention Bonus II attributable to the period after March 2, 2022.”
8.    Paragraph 8(b) of the Employment Agreement is amended by adding the following new clauses (v) and (vi) immediately after clause (iv):
    “(v) notwithstanding the foregoing, effective June 1, 2021, if the Executive’s employment is terminated for any reason by either party (except pursuant to clauses (b)(i) or (ii) hereof), the date of termination of employment shall be the 90th day following delivery of the notice of termination; and
(vi) notwithstanding the foregoing, effective June 1, 2021, if the Executive’s employment is terminated pursuant to clauses (b)(i) or (ii) [death or disability] prior to March 2, 2022, the date of termination shall be the date of such death or disability and if such termination occurs on or after March 2, 2022, the date of termination shall be deemed to be May 31, 2022.”
9.     Paragraph 9(d) of the Employment Agreement is amended by adding the following phrase at the end of the first sentence: “,except as otherwise provided in paragraphs 4(y) and 9(i).”

10.    Paragraph 9 is hereby amended by adding new paragraph 9(i) at the end thereof as follows:
    “(i) Termination of Employment on or after June 1, 2021. Notwithstanding any other provisions of the Agreement to the contrary, effective June 1, 2021, if the Executive’s employment is terminated for any reason on or after June 1, 2021, the Executive shall be entitled to (i) his salary under paragraph 4(a) through his date of termination (determined in accordance with paragraph 8(b)) and (ii) a prorated portion of his Retention Bonus II determined and paid in accordance with paragraph 4(y) and the Executive shall not be entitled to any amount amounts otherwise payable under paragraphs 9(a)(i) and (ii) as a result of such termination.”
Except for the amendment as set forth above, the Employment Agreement and all of its terms remain in force and in effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

ROSS STORES, INC.		EXECUTIVE

/s/George P. Orban		/s/Michael Balmuth
George P. Orban		Michael Balmuth
Chairman of the Compensation Committee

Date:	September 24, 2020	Date:	September 23, 2020

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